Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com Announces Results for Third Quarter 2011 and Provides Update on Long-term Sales Growth Initiatives

BOCA RATON, Fla., November 8, 2011 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer and direct marketer of health and wellness products, reported financial results for the third quarter of 2011 with a 26.1% year-over-year increase in net sales, driven by a 25.8% increase in the number of new customers and a 28.4% increase in the number of shipped orders.

"We continue to make progress on our initiatives to grow sales as we increased our customer base and the number of orders shipped in the quarter,” said Jeffrey J. Horowitz, the Company’s Chief Executive Officer.  “The consumer responded positively to our new products and promotional offerings in both proprietary and third party brands.  We will continue to invest in our infrastructure to have the best team, systems and products in place to position Vitacost.com for long-term profitable growth.”

Sales Growth Initiatives

The Company provided additional details on its long-term sales growth strategy.  Key initiatives include:

•
Expand Customer Base: New customer additions continue to be a top priority, as the Company believes future top-line growth will stem from an expanded base and is increasing its touch points on the internet to target customers directly where and how they shop.  In the third quarter of 2011, the Company added 180,536 new customers, up 25.8% year-over-year.  The Company ended the third quarter of 2011 with 1.3 million active customers, up 13.1% year-over-year. The Company launched a ‘Refer a Friend’ campaign in mid-October, rewarding current Vitacost customers for referring new business to the Company and also relaunched its mobile application with an improved technology platform designed to improve the mobile user experience.

•
Expand Product Offerings: The Company remains on track to launch 150 new proprietary products in 2011.  An estimated 135 of these are scheduled to be launched under the Vitacost label.  Year-to-date, the Company has launched approximately 138 new proprietary products, 48 of which were launched in the third quarter of 2011.   On the third party side, the Company added 1,297 new SKUs in the third quarter of 2011, with 307 new products in its core VMHS category.  The Company also continues to focus on faster growing categories such as food, sports nutrition/bodybuilding, and personal care.

•
The Vitacost Brand: Through September 30, 2011, approximately 79% of the conversion was complete.  The Company remains on track to convert the majority of the NSI proprietary line over to the new Vitacost label by year-end 2011.  Sales of the converted SKUs have significantly outperformed the legacy NSI products.

Third Quarter 2011 Results

For the third quarter of 2011, the Company reported net sales of $63.5 million, a 26.1% increase from net sales of $50.3 million for the third quarter of 2010.  Due to the elimination of the loyalty membership program in the fourth quarter of 2010, advertising and fees earned from affiliates were negligible in the third quarter of 2011, compared to $0.1 million in the third quarter of 2010.  Excluding these amounts, sales of third party product increased 36.9% year-over-year to $46.8 million.  Sales for the Company’s proprietary products increased 9.4% year-over-year to $14.7 million.    Revenue billed from freight was down 22.1% to $2.0 million compared to the third quarter of 2010, as the Company offered ‘free shipping’ at an order value of $49 or higher during all three months of the 2011 quarter.  Free shipping was offered at an order value of $79 or higher during July and August of 2010 and was offered at an order value of $99 or higher during September 2010.  The increase in net sales was primarily the result of an increase in the customer base and the number of shipped orders as customers responded positively to the Company’s new products and promotional offers of both proprietary and third party brands.

Gross profit was $14.4 million, in the third quarter of 2011, up 15.3% year-over-year.   Gross margin was 22.7% in the third quarter of 2011 compared to 24.9% in the third quarter of 2010.  Gross margin declined 220 basis points year-over-year due to a shift in product mix with third party sales accounting for 76.1% of total product sales in the third quarter of 2011 compared to 71.8% in the third quarter of 2010.  Gross margin was also impacted by decreased margins on freight due to the $49 ‘free shipping’ offer which began in February 2011 and lower product margins on a year-over-year basis due to increased promotions.

However, gross margin improved 70 basis points sequentially from the 22.0% reported in the second quarter of 2011 and improved 140 basis points sequentially from the 21.3% gross margin in the second quarter of 2011, excluding a credit from our freight carrier.  Gross margin improved sequentially despite a continued customer shift toward third party product due to a reduction in the level of promotional offers.  Also, the Company’s margin on freight improved due to negotiated savings with our freight carrier, which is expected to continue going forward.    The Company expects product mix to continue to skew toward third party product as third party product offerings continue to increase, outpacing new proprietary product launches.   ‘Free shipping’ and other promotional offers are expected to continue for the foreseeable future.

For the third quarter of 2011, the Company reported fulfillment expense of $5.6 million or 8.8% of sales, compared to $4.4 million or 8.7% in the same period last year.  Included in third quarter 2011 was $0.1 million in executive recruiting fees related to the hiring of the Chief Operating Officer.  Excluding this amount, fulfillment expense was $5.5 million or 8.7% of sales flat with the year ago period.  Fulfillment expense as a percentage of sales increased sequentially from the 7.7% of sales posted in the second quarter of 2011 primarily due to a fee sharing arrangement on freight savings paid to a consultant.  Total labor and other employee expenses remained relatively flat with the second quarter of 2011.  The Company expects to see an improvement in fulfillment expense as a percentage of sales in 2012, as the Company is in the beginning stages of implementing initiatives to improve efficiencies through increased scale and leverage.

For the third quarter of 2011, sales and marketing expense increased $1.2 million year-over-year to $6.4 million from $5.2 million for the third quarter of 2010.  Included in this amount was a $0.7 million severance payment to the former Chief Marketing Officer and a $0.2 million recruiting fee related to the hiring of the new Chief Marketing Officer.  Excluding these amounts, sales and marketing expense increased $0.3 million year-over-year to $5.5 million and was 8.7% of sales, down from 10.4% of sales in the third quarter of 2010.    Savings from decreased spending on catalogs more than offset increases in internet advertising and decreased levels of co-op revenue.

Excluding the previously mentioned $0.7 million severance amount and the $0.2 million paid in recruiting fees, sales and marketing expense also increased $0.3 million sequentially from the second quarter of 2011.  This was primarily due to new hires in the marketing department as the new Chief Marketing Officer expands his team and a sequential increase in advertising spending.   The Company expects further hiring in the marketing department to continue into 2012.  In addition, spending on catalogs is expected to continue to decrease with the savings reinvested in on-line and other media to further increase the focus of the business around serving on-line customers.

Total reported general and administrative expense was $7.8 million, down $4.0 million from the $11.8 million reported in the third quarter of 2010.  During the quarter, the Company recorded an out of period adjustment to increase stock-based compensation by $0.4 million related to the immediate vesting of options granted to the Chief Executive Officer during the June 30, 2011 quarter.  Also included in the third quarter of 2011 were $0.8 million in expenses broken down as follows:  $0.4 million primarily related to the Company’s Equity Capitalization issue, $0.3 million related to a software litigation settlement offer and $0.1 million for an adjustment to the severance for the former Chief Executive Officer and former Chief Financial Officer.  Included in the third quarter of 2010 were $6.1 million in expenses broken down as follows:  $3.5 million for settlement of the derivative litigation, $1.2 million in accrued severance to the Company’s former Chief Executive Officer, $0.8 million in fees associated with the class action lawsuit, conclusion of the proxy solicitation and other matters, and $0.7 million in proxy reimbursement fees to Great Hill Partners.  The Company expects these charges to decrease going forward as the Equity Capitalization issue was rectified in September and the Company expects to be done paying these expenses by the end of the year.

Excluding the expenses previously mentioned in both quarters, general and administrative expense was $7.0 million in the third quarter of 2011, up $1.3 million compared to $5.7 million in the third quarter of 2010.  The year-over-year increase was primarily due to increased employee expenses of $0.7 million with additional hires in critical areas such as IT, Finance and Business Intelligence, higher stock compensation expense of $0.3 million and increased credit card fees of $0.2 million due to higher sales.

General and administrative expenses increased $0.3 million sequentially from the $6.7 million reported in the second quarter of 2011, excluding $1.1 million in expenses in the second quarter associated with the Equity Capitalization issue and the Strategic Review.  The sequential increase was primarily attributable to higher stock compensation expense of $0.5 million, partially offset by lower credit card processing fees due to the slightly lower sales in the quarter.

The Company reported an operating loss of $5.4 million for the third quarter of 2011 compared to an operating loss of $8.9 million in the same period a year ago.  Excluding the expenses previously mentioned in the discussion on fulfillment, marketing and general and administrative expenses, the Company would have reported an operating loss of $3.6 million compared to an operating loss of $2.7 million in the third quarter of 2010.

For the third quarter of 2011, the Company reported a tax benefit of $42,053 compared to a tax benefit of $3,310,688 in the third quarter of 2010.  During the third quarter of 2011, the Company recorded an additional $1.7 million valuation allowance on its deferred tax assets.

For the third quarter of 2011, the Company reported a net loss of $5.3 million or ($0.19) per share calculated on a weighted average basic share count of 27.8 million shares outstanding compared to a net loss of $5.6 million or ($0.20) per share for the third quarter of 2010 calculated on a weighted average basic share count of 27.8 million shares outstanding.  The Company is using basic shares outstanding in the third quarter of 2011 and 2010 calculations as the inclusion of common stock equivalents in the calculation during both quarters was anti-dilutive.  Excluding the expenses previously mentioned in the discussion on fulfillment, marketing and general and administrative expenses, earnings per share were ($0.13) in the third quarter of 2011 compared to ($0.06) per share in the third quarter of 2010.

Excluding the expenses previously mentioned in the discussion on fulfillment, marketing and general and administrative expenses, adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and related non-cash compensation expense) for the third quarter of 2011 was ($1.3) million, compared to ($0.8) million in the previous year.

Balance Sheet/Cash Flow Highlights

The Company had cash, cash equivalents, and securities available for sale of $12.8 million as of September 30, 2011 compared to $16.3 million as of June 30, 2011 and compared to $22.9 million as of December 31, 2010.

Cash balances declined sequentially from second quarter levels primarily as a result of paying severance to the former Chief Executive Officer and Chief Marketing Officer of $1.3 million and $0.7 million, respectively, paying $0.7 million in expenses associated with the Strategic Review, Equity Capitalization issue and proxy contest, and due to the operating loss generated in the quarter.  The Company reported accounts receivable of $1.1 million and inventory of $31.9 million compared to balances of $1.5 million and $31.9 million, respectively as of June 30, 2011 and compared to balances of $0.4 million and $29.8 million, respectively as of December 31, 2010.

Cash flow from operations for the nine-months ended September 30, 2011 was a use of $7.2 million compared to a source of $3.9 million in the prior year nine-month period.  Included in the 2011 nine-month amount were payments related to settlement of the derivative lawsuit, equity capitalization issue, strategic review, proxy solicitation, and severance paid to the former Chief Executive Officer and Chief Marketing Officer. These amounts were partially offset by refunds of the Company’s estimated 2010 tax payments and certain freight charges. The Company does not expect the same level of these payments to continue going forward.  The net effect of these items reduced cash flow from operations for the nine months ended September 30, 2011, by approximately $7.7 million.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com/events.cfm.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeff Horowitz, the Company’s Chief Executive Officer and Steve Markert, interim Chief Financial Officer.

The conference call is scheduled to begin at 10:00 a.m. EDT on November 8, 2011. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com/events.cfm, and will be archived online through November 22, 2011. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. EDT, November 8, 2011, through November 22, 2011. Participants can dial (877) 870-5176 to hear the playback. The pass code is 382440.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, infrastructure investment plans, long term growth strategy, expectations regarding freight margins, expectations regarding product mix, future financial performance, expectations regarding improvements in fulfillment expenses, promotional and product introduction plans, plans to increase brand awareness, plans to convert the NSI line to a new Vitacost label, sales expectations, expectations regarding advertising expenditures, customer acquisition strategy and expectations regarding the pace of customer growth, plans to launch new SKUs, expectations regarding general and administrative expenses, expectations regarding further hiring in the marketing department and initiatives to improve efficiencies through increased scale and leverage, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein.  Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding the Company’s manufacturing and distribution facilities; significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; inability to defend intellectual property claims; costs of compliance and the Company’s failure to comply with government regulations; the Company’s failure to keep pace with the demands of customers for new products; disruptions in the Company’s manufacturing system, including information technology systems, or losses of manufacturing certifications; or the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients.  Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2010 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets.  To adjust for the impact of certain matters in 2010 and 2011, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits.  These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results.  However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA.  Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

VITACOST.COM, INC. BALANCE SHEET

Vitacost.com, Inc.
Consolidated Balance Sheets
September 30, 2011 and December 31, 2010

	September 30, 2011
Assets	(unaudited)	December 31, 2010
Current Assets
Cash and cash equivalents	$12,763,275	$11,951,643
Securities available for sale	-	10,912,392
Accounts receivable	1,088,318	440,033
Other receivables	132,902	1,087,311
Inventory, net	31,907,920	29,827,929
Prepaid expenses	1,703,027	1,361,230
Other assets	2,418,015	3,553,089
Total current assets	50,013,457	59,133,627

Property and equipment, net	36,021,736	38,011,314

Goodwill	2,200,000	2,200,000
Intangible assets, net	1,573	4,946
Deposits	110,243	114,308
Restricted cash and cash equivalents	225,000	-
	2,536,816	2,319,254

Total assets	$88,572,009	$99,464,195

Liability and Stockholders' Equity
Current Liabilities
Line of credit	$-	$-
Current maturities of notes payable	-	58,888
Current maturities of capital lease obligations	-	-
Accounts payable	26,089,851	23,892,044
Deferred revenue	3,303,465	2,134,305
Accrued expenses	6,476,774	10,671,865
Income taxes payable	-	-
Total current liabilities	35,870,090	36,757,102

Notes payable, less current maturities	-	-
Interest rate swap liability	-	-
Deferred tax liability	560,822	521,389
Total liabilities	$36,430,912	$37,278,491

Commitments and Contingencies

Stockholders' Equity

Preferred stock, par value $.00001 per share; authorized 25,000,000; no shares issued and outstanding at September 30, 2011, and December 31, 2010, respectively
Common stock, par value $.00001 per share; authorized 100,000,000; 27,855,553, and 27,780,453 shares issued and outstanding at
September 30, 2011, and December 31, 2010, respectively	279	278
Additional paid-in capital	76,027,916	74,829,972
Accumulated other comprehensive loss	-	(20,207)
Retained earnings/(Accumulated Deficit)	(23,887,098)	(12,624,339)
Total stockholders' equity	52,141,097	62,185,704
Total liabilities and stockholders' equity	$88,572,009	$99,464,195

Source:  Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – For the Three Months Ended September 30, 2011 and September 30, 2010

Vitacost.com, Inc.
Income Statement ($ in 000s)
(Unaudited)

	Quarter Ended
	September 30, 2011			September 30, 2010
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$63,456.1		$63,456.1	$50,312.0		$50,312.0

Cost of Goods Sold	49,023.5		49,023.5	37,794.4		37,794.4
Gross Profit	14,432.5		14,432.5	12,517.6		12,517.6

Fulfillment	5,603.1	93.9	5,509.2	4,378.2		4,378.2
Sales & Marketing	6,391.0	892.4	5,498.6	5,218.0		5,218.0
General & Administrative	7,831.7	807.1	7,024.6	11,798.4	6,142.9	5,655.5
Total Operating Expenses	19,825.8		18,032.4	21,394.6		15,251.7

Operating Income	(5,393.3)		(3,599.9)	(8,877.0)		(2,734.1)

Interest Income	1.7		1.7	33.0		33.0
Interest Expense	(0.2)		(0.2)	(104.5)		(104.5)
Other Income (Expense)	9.2		9.2	8.2		8.2

Income (loss) before taxes	(5,382.6)		(3,589.2)	(8,940.3)		(2,797.4)
Income tax (expense) benefit	42.1	-	42.1	3,310.7	2,274.8	1,035.9

Net Income (loss)	$(5,340.5)		$(3,547.2)	$(5,629.6)		$(1,761.5)

EPS
Basic	$(0.19)		$(0.13)	$(0.20)		$(0.06)
Fully Diluted*	$(0.19)		$(0.13)	$(0.20)		$(0.06)

Basic Shares Outstanding	27,836.1		27,836.1	27,755.5		27,755.5
Fully Diluted Shares Outstanding*	27,836.1		27,836.1	27,755.5		27,755.5

*The inclusion of common stock equivalents in the calculation of dilluted earnings per share during the periods was anti-dilutive.

Source:  Vitacost.com

QUARTERLY NET SALES BY PRODUCT LINE – For the Three and Nine Months Ended September 30, 2011 and September 30, 2010

	Vitacost.com - Revenue by Product Line ($ in 000s)
	Three Months Ended
	September 30, 2011
	(unaudited)		$	%
	2011	2010	Increase	Increase
Third-party product (1)	$46,753	$34,296	$12,457	36.3%
Proprietary products	14,679	13,416	1,263	9.4%
Freight	2,024	2,600	(576)	-22.1%
Net sales	63,456	50,312	13,144	26.1%

(1)  Third-party product sales include advertising and fees earned from affiliate programs of $0 in 3Q11 and $138,466 in 3Q10.

	Nine Months Ended
	September 30, 2011
	(unaudited)		$	%
	2011	2010	Increase	Increase
Third-party product (1)	$139,854	$106,647	$33,207	31.1%
Proprietary products	46,650	44,312	2,338	5.3%
Freight	6,605	10,481	(3,875)	-37.0%
Net sales	193,109	161,440	31,669	19.6%

(1)  Third-party product sales include advertising and fees earned from affiliate programs of $724 for the nine months ended September 30, 2011  and were $667,792 for the nine months ended September 30, 2010.

VITACOST.COM, INC. RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets.  To adjust for the impact of certain matters in 2010 and 2011, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits.  These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results.  However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA.  Below is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Adjusted EBITDA Calculation ($ in 000s)
(Unaudited)
	3Q11	3Q10
Reported operating (loss) income	(5,393.3)	(8,877.0)
Depreciation and amortization	1,543.5	1,347.7
Stock Based Compensation Expense	769.6	536.5
Adjusted EBITDA	(3,080.2)	(6,992.7)

Adjustments:
- Settlement of derivative lawsuits		3,500.0
- Proxy reimbursement expenses to GHP		700.0
- Executive recruiting fees	260.6
- Severance to former executives	864.3	1,153.1
- Additional proxy/legal/consulting expenses	668.5	789.8
Total	1,793.4	6,142.9

Adjusted EBITDA	$(1,286.8)	$(849.9)

Source:  Vitacost.com